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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                             (Amendment No. 6) *

                           SOFTWARE SPECTRUM, INC.
                           -------------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
                -----------------------------------------------
                        (Title of Class of Securities)

                                  833960 107
                                --------------
                                (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 833960 107
          ----------


1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS.
     OF ABOVE PERSONS

          Judy Odom Sims

2)   CHECK THE APPROPRIATE BOX                    (a)  [ ]
     IF A MEMBER OF A GROUP                       (b)  [ ]
     (SEE INSTRUCTIONS)

3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF
     ORGANIZATION                                 United States

                    (5)  SOLE VOTING POWER        372,264
NUMBER OF                -------------------------------------------------------
SHARES              (6)  SHARED VOTING
BENEFICIALLY             POWER                    -0-
OWNED                    -------------------------------------------------------
BY EACH             (7)  SOLE DISPOSITIVE
REPORTING                POWER                    372,264
PERSON WITH              -------------------------------------------------------
                    (8)  SHARED DISPOSITIVE
                         POWER                    -0-
                         -------------------------------------------------------

9)   AGGREGATE AMOUNT BENEFICIALLY
     OWNED BY EACH REPORTING PERSON               372,264

10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

11)  PERCENT OF CLASS REPRESENTED
     BY AMOUNT IN ROW (9)                         8.6%

12)  TYPE OF REPORTING PERSON
     (SEE INSTRUCTIONS)                           IN



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ITEM 1.

     (a)  NAME OF ISSUER:
          SOFTWARE SPECTRUM, INC

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          2140 Merritt Drive
          Garland, Texas 75041

ITEM 2.

     (a)  NAME OF PERSON FILING:
          Judy Odom Sims

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE:
          2140 Merritt Drive
          Garland, Texas 75041

     (c)  CITIZENSHIP:
          United States

     (d)  TITLE OF CLASS OF SECURITIES:
          Common Stock

     (e)  CUSIP NO:
          833960 107

ITEM 3.   Not Applicable

ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:    372,264
     (b)  PERCENT OF CLASS:             8.6%
     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               Judy Odom Sims is the record owner of 309,264 shares of Common Stock of the Issuer. Judy Odom Sims also has beneficial ownership of 63,000 additional shares of Common Stock of the Issuer through employee stock options exercisable within sixty days from the date of this filing.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable



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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated: February 16, 1999


                                        /s/ Judy Odom Sims
                                        ------------------
                                        Judy Odom Sims



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